FILED PURSUANT TO 424(b)(3)
REGISTRATION #333-122260

SUPPLEMENT NO. 5, DATED JANUARY 24, 2006
TO THE PROSPECTUS DATED JULY 12, 2005
OF DIVIDEND CAPITAL TRUST INC.

We are providing this Supplement No. 5 to you in order to supplement our prospectus dated July 12, 2005, Supplement No. 3 to our prospectus dated November 15, 2005 and Supplement No. 4 to our prospectus dated January 11, 2006. Capitalized terms used in this supplement have the same meaning as in our prospectus unless otherwise defined herein. The information in this supplement is considered to be an addition to, and should be read in conjunction with, the information in our prospectus and Supplements No. 3 and No. 4 thereto, including the information set forth under “Recent Developments.”

RECENT DEVELOPMENTS

Closing of Our Primary Offering

The prospectus to which this Supplement No. 5 relates covers an offering up to $1,000,000,000 in shares of our common stock. As described in more detail in the prospectus, this offering is comprised of two components:  (1) an offering of up to 72,770,273 shares to the public at $10.50 per share, which we refer to as our primary offering, and (2) an offering of up to 23,650,339 shares to participants in our distribution reinvestment plan at $9.975 per share.

We closed our primary offering at the close of business on Monday, January 23, 2006.

While we anticipate that the primary offering will be closed for the foreseeable future, we retain the right to recommence our primary offering at any time prior to June 9, 2007. We currently plan to continue offering shares through our distribution reinvestment plan.

We continue to reserve the right to reallocate shares of common stock between our primary offering and our distribution reinvestment plan.